Exhibit 99.1

Press Release
Liberty Global Reports Second Quarter 2013 Results

Q2 Rebased Revenue & OCF Growth of 4% on a Combined Basis1
Adjusted Free Cash Flow up 39% to $259 million for Q2
Virgin Media Synergy Targets Rising

Denver, Colorado - August 1, 2013: Liberty Global plc (“Liberty Global,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the three months (“Q2”) and six months (“YTD”) ended June 30, 2013. The results of operations of Virgin Media Inc. (“Virgin Media”) are included in our results for the 23 days following our acquisition of Virgin Media on June 7, 2013. Some of the information below concerning Virgin Media relates to periods prior to our ownership of the business. Highlights for Q2 2013 as compared to the same period for 2012 (unless noted) include:

•Q2 RGU2 additions of 229,000 (excluding Virgin Media)

•Combined Q2 rebased3 growth of 4% for revenue and Operating Cash Flow (“OCF”)4

◦	Liberty Global (excluding Virgin Media ) delivered Q2 rebased revenue and OCF growth of 5% and 4%, respectively

◦	Virgin Media (standalone) realized Q2 rebased revenue growth of 1% and rebased OCF growth of 4%

•Adjusted Free Cash Flow5 increased 39% to $259 million

•Share repurchases in excess of $300 million since mid-June 2013

Liberty Global's President and CEO Mike Fries commented, “The highlight of our second quarter was the successful acquisition of Virgin Media. This transaction marks an important milestone in our efforts to consolidate what remains a very fragmented European cable market. Virgin Media significantly enhances both the scale of our business and our levered equity growth strategy.”

“Excluding the 23-day stub period for Virgin Media in Q2, we added roughly 600,000 RGUs on an organic basis in the first half of 2013, including 229,000 RGU additions in the seasonally slower second quarter. This volume growth helped propel YTD rebased revenue and OCF growth, excluding Virgin Media, of 6% and 4%, respectively. On a standalone basis for the full six months of 2013, Virgin Media generated rebased revenue and OCF growth of 2% and 6%, respectively, on the strength of its U.K. cable business.”

“We are making significant progress integrating Virgin Media into our European operations. The core senior management team has been assembled, led by pay-TV veteran Tom Mockridge, who assumed the CEO role upon closing. Following a detailed review of our synergy targets and, while it's still early days, we are pleased to report that synergies are expected to be significantly higher than our original estimates.”

“Our balance sheet at June 30, 2013 remains in great shape and geared to drive equity returns, with over $5.0 billion of consolidated liquidity6 and net leverage7 of 5.0x. Our interest and currency exposures remain substantially hedged, and the average tenor of our debt exceeds seven years. We remain committed to our share repurchase program, targeting $3.5 billion of stock buybacks over the next two years. We believe our valuation is attractive and equity repurchases will remain a key use of our investable capital.”

Virgin Media Acquisition

On June 7, 2013, we acquired Virgin Media in a stock and cash merger (the “Virgin Media Acquisition”). In connection with the completion of the Virgin Media Acquisition, we issued 70.2 million Class A and 52.4 million Class C ordinary shares to holders of Virgin Media common stock and 141.2 million Class A, 10.2 million Class B and 105.6 million Class C ordinary shares to holders of Liberty Global, Inc. (“LGI”) Series A, Series B and Series C common stock, respectively. For accounting purposes, the Virgin Media Acquisition has been treated as the acquisition of Virgin Media by Liberty Global (as successor to LGI). In this regard, the equity and cash consideration paid to acquire Virgin Media totaled approximately $14.1 billion, including cash consideration of $4.8 billion.

Unless otherwise noted, the financial and operating metrics presented herein include Virgin Media from the date of acquisition. For additional information on Virgin Media, please see their quarterly and annual investor releases and public filings.

Subscriber Statistics

Across our footprint of 47.0 million homes passed, we provided our 24.5 million unique customers with 47.5 million services at the end of Q2. These services consisted of 21.9 million video, 13.9 million broadband internet and 11.8 million telephony subscriptions. The year-over-year increase of 41% or 13.7 million RGUs was largely driven by the acquisition of Virgin Media in June 2013 and by 1.3 million organic RGU additions during the last twelve months.

At June 30, 2013, 13.5 million customers, or 55% of our customer base, subscribed to more than one product. Of these, roughly 9.5 million, or 71%, took a triple-play bundle from us. A principal component of our growth strategy continues to be the upselling of additional products to our large pool of 11.0 million single-play and 4.0 million double-play customers.

As compared to 364,000 RGU additions in Q2 2012, we added 191,000 RGUs on an organic basis in Q2 2013, consisting of RGU gains of 149,000 and 142,000 in broadband internet and telephony, respectively, and a loss of 100,000 video RGUs. The year-over-year reduction in subscriber additions was due primarily to our German, Central and Eastern European (“CEE”) and Dutch operations, as well as the inclusion of Virgin Media for the 23-day stub period.

Specifically, our German business added 129,000 RGUs in Q2 this year, as compared to 189,000 in the prior year period, due to lower promotional activity in the current quarter and a difficult comparison with last year's Q2, which benefitted from our “Go-for-Growth” marketing initiative. Following strong RGU additions over the last several quarters, our CEE operations added 9,000 RGUs in Q2 this year, compared to 64,000 in last year's Q2. This RGU difference was due in part to changes in our pricing and promotional strategies with increasing competition and difficult economic conditions in most markets.

In the Netherlands, we lost 7,000 RGUs during Q2 2013 versus a gain of 14,000 RGUs in Q2 2012. As we have discussed in recent quarters, the Dutch market remains highly competitive. However, we have implemented several strategies designed to improve our competitive positioning, including the unencryption of our basic digital tier as well as the introduction of new bundles with significantly faster broadband speeds. In addition, our consolidated results reflect a loss of 38,000 RGUs during the 23-day stub period for Virgin Media, as the second quarter (particularly in June) is a seasonally weak period, due in large part to student churn at the end of the academic year.

Notable performers in the second quarter included our Belgian operation, which delivered an incremental 14,000 year-over-year increase in RGU additions, and our Latin American businesses,8 which increased subscriber additions by 26% year-over-year to 58,000. Our operations in both Chile and Puerto Rico (which benefited from the November 2012 OneLink acquisition) experienced higher year-over-year subscriber growth.

Across our markets, we are focused on providing superior broadband speeds, attractively-priced voice products and enriching the video experience for our customers through Horizon TV and TiVo. In particular, on broadband, we have raised our top-level broadband speeds such that in each of our European markets, our fastest downstream speeds are now at least 100 Mbps. In terms of our core video business, we continue to expand our Horizon TV platform, with over 270,000 Horizon TV subscribers in the Dutch and Swiss markets as of the end of July. We will continue to grow our Horizon TV reach with roll-outs planned for Ireland and Germany in the coming weeks. In addition, we finished the second quarter with 1.7 million TiVo subscribers in the U.K.

As of June 30, 2013, we had over 4.0 million mobile subscribers, which are reported separately from our RGU counts. Our mobile subscribers increased by 3.1 million in Q2, due primarily to the acquisition of Virgin Media. Collectively, in our other operations, we crossed the 1.0 million mobile subscriber mark in Q2, driven by our Belgian and German operations.

Revenue

Our consolidated revenue increased year-over-year by $637 million to $3.16 billion and $868 million to $5.93 billion for the three and six months ended June 30, 2013, respectively. As compared to the corresponding 2012 periods, these results reflect growth of 25% and 17%, respectively. The principal driver of our reported growth during each period was the inclusion of Virgin Media, which contributed $401 million for the period from June 8 to June 30, 2013. In addition, revenue growth was driven by a combination of RGU and mobile volume growth and positive foreign exchange (“FX”) movements.

In terms of rebased revenue growth, which adjusts to neutralize both FX movements and acquisitions, we reported year-over-year growth of 4% and 5% for the three and six months ended June 30, 2013, respectively. Geographically, Western Europe, which accounted for over 75% of our consolidated revenue in Q2, delivered 5% rebased growth during the quarter. In line with previous quarters, our CEE operations reported flat rebased revenue growth during Q2, while outside of Europe, our Chilean operation, posted 9% rebased revenue growth, its best year-over-year result in over two years.

Turning back to Western Europe, our solid rebased revenue performance was led by record top-line rebased growth of 13% in our Belgian operation, driven largely by its successful mobile business. Additionally, our German, Irish and Swiss businesses delivered rebased revenue growth of 8%, 7% and 4%, respectively. As we saw in Q1 2013, our German rebased revenue performance was dampened by the non-recognition of public broadcast carriage fees during the current quarter, as compared to the recognition of approximately $8 million of carriage fees in Q2 2012.

Rounding out Western Europe, our British and Dutch businesses contributed negative rebased revenue growth of 1% and 2%, respectively, during the three months ended June 30, 2013. Virgin Media's rebased performance for the 23-day stub period was impacted in part by a combination of lower business and mobile revenue. The decline in business revenue was due in part to a challenging competitive environment and the decrease in mobile revenue was due in part to lower chargeable usage and regulatory changes to mobile termination rates. For the full Q2 2013 quarter (including the period in which we did not own Virgin Media), Virgin Media posted rebased revenue growth of 1%. Finally, our Dutch business reported modestly lower rebased revenue growth, as compared to its Q1 2013 rebased growth of 1%. Given the lack of recent subscriber growth and the heightened competitive environment, we expect the second half of 2013 in the Dutch market to remain challenging.

Overall, assuming the combination of Virgin Media and Liberty Global for the entire six-month period, rebased revenue growth would have been approximately 4% for both the three- and six-month 2013 periods.

Operating Cash Flow

For the three and six months ended June 30, 2013, our OCF increased 21% to $1.45 billion and 14% to $2.72 billion, respectively, as compared to the corresponding prior year periods. Similar to our top-line results, our reported OCF increased year-over-year primarily as a result of a $175 million OCF contribution from Virgin Media. In terms of our rebased OCF growth, our year-over-year growth was 3% for each of the three and six months ended June 30, 2013, respectively.

Geographically in Q2, our European operations generated rebased growth of 4%, with Western Europe delivering 5% growth, partially offset by a 2% decline in CEE as well as higher year-over-year central and other costs, reflecting in part our increased investment in centralization and product development. Beyond Europe, our Chilean business reported rebased OCF growth of 13%, its best result in over four years, as it began to positively compare against the mobile start-up and launch costs in last year's second quarter.

Underlying our Q2 OCF performance in Western Europe, Ireland, Belgium, Germany and Switzerland all delivered strong results, achieving rebased OCF growth of 15%, 12%, 9% and 6%, respectively. On the other hand, our British and Dutch operations brought down our rebased OCF growth. Specifically, Virgin Media's contribution during the 23-day stub period was a 3% OCF decline, which was negatively impacted by a broadband rate appeal settlement that benefitted OCF during the comparable 23-day period in 2012 by approximately $11 million. Meanwhile, our Dutch business reported a 6% rebased OCF decline as a result of revenue pressure and incremental marketing and sales expenses.

Overall, assuming the combination of Virgin Media and Liberty Global for the entire six-month period, our combined rebased OCF growth for the three- and six-month periods would have been 4% and 5%. Our combined rebased OCF growth would have been even higher, if we were to exclude the favorable prior year one-off of Virgin Media noted above and modest integration costs of approximately $6 million that have reduced our OCF.

We reported consolidated OCF margins9 of 46% for each of the three and six months ended June 30, 2013, as compared to 47% for the corresponding prior year periods. The modest year-over-year declines were due largely to several factors including the inclusion of Virgin Media, which had a 44%

OCF margin for the 23-day stub period, OCF margin compression in our Dutch business along with higher central costs in our pan-European operations.

Operating Income

We reported operating income of $445 million and $971 million for the three and six months ended June 30, 2013, respectively. As compared to the corresponding prior year periods, our operating income decreased 7% for the three-month period and was flat for the six-month period. On a comparative basis, the impacts of the Virgin Media Acquisition, including increases in depreciation and amortization expense, share-based compensation and impairment, restructuring and other operating items, more than offset OCF growth during the three-month period and largely offset OCF growth during the six-month period.

Net Loss Attributable to Liberty Global Shareholders

For the three and six months ended June 30, 2013, we reported net losses attributable to shareholders of $12 million or $0.04 per basic and diluted share and $13 million or $0.05 per basic and diluted share, respectively. This compares to net earnings attributable to shareholders of $702 million or $2.60 per basic and diluted share and $677 million or $2.49 per basic and diluted share, for the corresponding 2012 three- and six-month periods. The results for both 2012 periods were driven largely by a $924 million gain on the disposition of our Austar interest in the second quarter of 2012. Excluding this gain, our results for each of the 2013 periods showed significantly improved results, as compared to the respective 2012 periods, due largely to lower non-operating expenses during the 2013 periods. Our basic and diluted per share calculations utilized weighted average ordinary shares of 293 million and 275 million for the three and six months ended June 30, 2013, respectively, and 269 million and 271 million for the three and six months ended June 30, 2012.

At July 26, 2013, we had 400 million shares outstanding, as compared to 257 million at April 30, 2013. The share increase over this period is a result of the issuance of approximately 123 million shares to Virgin Media shareholders in satisfaction of the equity portion of the consideration paid in the Virgin Media Acquisition and the issuance of 23 million shares and cash in exchange for approximately 95% of the outstanding principal amount of Virgin Media's 6.50% convertible senior notes.

Property and Equipment Additions & Capital Expenditures

For the three months ended June 30, 2013, we had property and equipment additions10 of $738 million (23% of revenue), as compared to $600 million (24% of revenue) for Q2 2012. Additionally, for the 2013 year-to-date period, we incurred property and equipment additions of $1.3 billion (21% of revenue), as compared to property and equipment additions of $1.1 billion (22% of revenue) for the year-to-date 2012 period. With respect to our property and equipment additions, the year-over-year decline for both the three- and six-month periods, measured as a percentage of revenue, was due principally to lower spend in Germany and Chile, partially offset by increases in our remaining European operations.

From a cash capital expenditure 11 perspective, we are focused on optimizing our working capital and improving our capital efficiency. During both the quarter and year-to-date periods, we increased our use of vendor financing and capital lease arrangements by $91 million for the three-months and $148 million for the six-months, as compared to the respective 2012 periods. As a result, we reported capital expenditures of $490 million (16% of revenue) and $995 million (17% of revenue) for the first three and six months of 2013, respectively, as compared to $473 million (19% of revenue) and $994 million (20% of revenue) for the corresponding prior year periods, respectively.

Free Cash Flow & Adjusted Free Cash Flow

For the three months ended June 30, 2013, we increased our reported Free Cash Flow by 29% to $193 million, as compared to FCF of $149 million for the corresponding prior year period. Similarly, on an adjusted basis, which excludes costs associated with our Chilean wireless project and certain financing costs and withholding taxes paid in connection with the Virgin Media Acquisition, we increased our year-over-year Adjusted FCF by 39% to $259 million for the second quarter of 2013, as compared to $186 million for Q2 2012.

As highlighted by the table on page 17, Virgin Media reduced our Q2 Adjusted FCF by $117 million, largely as a result of interest payments and working capital swings during the 23-day period post-acquisition. However, on a standalone basis, Virgin Media generated Adjusted FCF of approximately $146 million and $317 million, during the three- and six-month 2013 periods, respectively. Both results reflect strong year-over-year performance for Virgin Media.

Turning to the 2013 six-month period for Liberty Global, we generated Adjusted FCF of $326 million, as compared to $466 million for the first half of 2012. This year-over-year decrease was largely due to the Virgin Media deficit mentioned above, as well as the expected reversal during Q1 2013 of favorable working capital movements in Q4 2012.

Leverage and Liquidity

We had total debt12 of $41.9 billion at June 30, 2013, as compared to $30.7 billion at March 31, 2013. The increase in absolute leverage during the quarter largely reflects the impact of the Virgin Media Acquisition, including a full draw down of the term loans under the Virgin Media credit facility, a €460 million ($598 million) margin loan associated with our opportunistic and strategic investment in publicly-traded Ziggo, and the issuance of €350 million ($455 million) principal amount of senior secured notes at Unitymedia KabelBW. In terms of our total debt at quarter-end, over 85% does not come due until 2018 or beyond, and our fully-swapped borrowing cost13 was approximately 6.8%.

With respect to our liquidity position at June 30, 2013, we finished with $2.1 billion in cash and cash equivalents after funding, among other items, the cash portion of the Virgin Media purchase consideration and our investment in Ziggo, a portion of which was funded by our aforementioned margin loan. Through June 30, 2013, our aggregate investment in Ziggo totaled €1.0 billion ($1.3 billion), which equates to ownership of approximately 19.8%. Subsequent to quarter-end, we entered into a hedging transaction in relation to a portion of our existing Ziggo shares and in connection with this transaction, we purchased an additional 17.5 million shares of Ziggo. This brings our ownership to approximately 28.5% (based on the number of outstanding shares of Ziggo as of June 30, 2013).

We also repurchased 2.9 million Liberty Global shares during June for $205 million. At June 30, 2013, we had $3.3 billion remaining under our two-year equity repurchase target. Subsequent to Q2, we have repurchased over $100 million of additional shares.

Our consolidated liquidity position at the end of Q2 2013 was approximately $5.3 billion, consisting of cash and cash equivalents of $2.1 billion and aggregate borrowing capacity of $3.1 billion, as represented by the maximum undrawn commitments under each of our credit facilities.14 When the relevant June 30, 2013 compliance reporting requirements have been completed for our credit facilities and assuming no changes from June 30, 2013 borrowing levels, we anticipate that our availability will be limited to $1.6 billion.

After giving effect to a full quarter of OCF from Virgin Media and excluding $1.5 billion of debt that is backed by the shares we hold in both Sumitomo Corporation and Ziggo, we ended the second quarter with consolidated gross and net leverage ratios of 5.2x and 5.0x, respectively.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our operating momentum and 2013 prospects, including our expectations for continued organic growth in subscribers, the penetration of our advanced services, and our ARPU per customer; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued share buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV; our insight and expectations regarding competitive and economic factors in our markets, the anticipated consequences, synergies and benefits of the Virgin Media acquisition, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to obtain regulatory approval and satisfy the conditions necessary to close acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely meet delivery requirements, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24.5 million customers subscribing to 47.5 million television, broadband internet and telephony services at June 30, 2013.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

_________________________________________

1
Combined rebased growth rates reflect the combination of our and Virgin Media's revenue and OCF for the full three- and six-month periods ended June 30, 2013 and June 30, 2012. Consistent with our general methodologies for calculating rebased growth rates, the pre-acquisition revenue and OCF reported by Virgin Media during these periods have been adjusted for the estimated effects of (i) significant differences in accounting policies and (ii) significant effects of acquisition accounting. In addition, for purposes of combined rebased growth rate calculations, we have translated the rebased revenue and OCF for the 2012 periods at the applicable average exchange rates for the comparative 2013 periods. For additional information regarding rebased growth calculations, see page 12.

2
Please see page 22 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012 and 2013, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 and 2013 in the respective 2012 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2013 results and (ii) reflect the translation of our rebased amounts for the 2012 period at the applicable average exchange rates that were used to translate our 2013 results. Please see page 12 for supplemental information.

4    Please see page 15 for our operating cash flow definition and the required reconciliation

5
Free Cash Flow (“FCF”) is defined as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operation. We also present Adjusted Free Cash Flow (“Adjusted FCF”), which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless mobile initiative and certain costs associated with the Virgin Media Acquisition. Please see page 17 for more information on FCF and Adjusted FCF and the required reconciliations.

6
Consolidated liquidity refers to our consolidated cash and cash equivalents plus our aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations

7
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter, including Virgin Media for the full quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt excludes the loans backed by the shares we hold in Sumitomo Corp. and Ziggo N.V. (“Ziggo”) and is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

8	Latin America includes our broadband communications operations in both Chile and Puerto Rico.

9	OCF margin is calculated by dividing OCF by total revenue for the applicable period

10	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

11    Capital expenditures refer to capital expenditures on a cash basis, as reported in our condensed consolidated statements of cash flows.

12    Total debt includes capital lease obligations.

13
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

14
The $3.1 billion reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations.

Liberty Global plc
Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2013	December 31, 2012
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,125.0	$2,038.9
Trade receivables, net	1,533.8	1,031.0
Other current assets	1,355.6	655.9
Total current assets	5,014.4	3,725.8

Restricted cash	7.0	1,516.7
Investments	2,522.4	950.1
Property and equipment, net	22,779.0	13,437.6
Goodwill	22,382.3	13,877.6
Intangible assets subject to amortization, net	6,074.8	2,581.3
Other assets, net	4,925.7	2,218.6

Total assets	$63,705.6	$38,307.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,203.0	$774.0
Deferred revenue and advance payments from subscribers and others	1,272.2	849.7
Current portion of debt and capital lease obligations	845.0	363.5
Derivative instruments	610.1	569.9
Accrued interest	595.5	351.8
Accrued programming	357.3	251.0
Other accrued and current liabilities	2,268.2	1,460.4
Total current liabilities	7,151.3	4,620.3

Long-term debt and capital lease obligations	41,059.2	27,161.0
Other long-term liabilities	3,947.7	4,441.3
Total liabilities	52,158.2	36,222.6

Commitments and contingencies

Equity:
Total Liberty Global shareholders	12,044.0	2,210.0
Noncontrolling interests	(496.6)	(124.9)
Total equity	11,547.4	2,085.1

Total liabilities and equity	$63,705.6	$38,307.7

Liberty Global plc
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	in millions, except per share amounts

Revenue	$3,161.9	$2,524.5	$5,929.6	$5,061.5

Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation)	1,171.1	887.3	2,198.1	1,785.0
Selling, general and administrative (including share-based compensation)	635.0	477.9	1,132.9	949.3
Depreciation and amortization	864.3	668.7	1,557.4	1,339.4
Impairment, restructuring and other operating items, net	46.3	11.6	70.6	14.5
	2,716.7	2,045.5	4,959.0	4,088.2
Operating income	445.2	479.0	970.6	973.3

Non-operating income (expense):
Interest expense	(542.4)	(402.1)	(1,012.5)	(820.2)
Interest and dividend income	35.3	1.9	49.2	20.9
Realized and unrealized gains (losses) on derivative instruments, net	(4.7)	237.4	191.1	(376.7)
Foreign currency transaction gains (losses), net	91.5	(474.4)	(43.4)	4.6
Realized and unrealized gains (losses) due to changes in fair values of certain investments, net	193.0	(34.1)	265.2	16.8
Losses on debt modification and extinguishment, net	(11.7)	(6.9)	(170.0)	(13.7)
Other expense, net	(1.6)	(3.7)	(3.2)	(4.0)
	(240.6)	(681.9)	(723.6)	(1,172.3)
Earnings (loss) from continuing operations before income taxes	204.6	(202.9)	247.0	(199.0)
Income tax expense	(195.9)	(11.8)	(216.4)	(44.9)
Earnings (loss) from continuing operations	8.7	(214.7)	30.6	(243.9)
Discontinued operation:
Earnings (loss) from discontinued operation, net of taxes	—	(2.6)	—	35.5
Gain on disposal of discontinued operation, net of taxes	—	924.1	—	924.1
	—	921.5	—	921.5
Net earnings	8.7	706.8	30.6	715.7
Net earnings attributable to noncontrolling interests	(20.3)	(5.2)	(43.2)	(39.2)
Net earnings (loss) attributable to Liberty Global shareholders	$(11.6)	$701.6	$(12.6)	$676.5

Basic and diluted earnings (loss) attributable to Liberty Global shareholders per share:
Continuing operations	$(0.04)	$(0.81)	$(0.05)	$(0.97)
Discontinued operation	—	3.41	—	3.46
	$(0.04)	$2.60	$(0.05)	$2.49
Continuing operations	2.6
Discontinued operation

Liberty Global plc
Condensed Consolidated Statements of Cash Flows (unaudited)

	Six months ended June 30,
	2013	2012
Cash flows from operating activities:	in millions
Net earnings	$30.6	$715.7
Earnings from discontinued operation	—	(959.6)
Earnings (loss) from continuing operations	30.6	(243.9)

Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities	1,315.6	1,637.6
Net cash provided by operating activities of discontinued operation	—	61.2
Net cash provided by operating activities	1,346.2	1,454.9

Cash flows from investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(4,065.2)	(48.7)
Investment in and loans to affiliates and others	(1,202.7)	(18.4)
Capital expenditures	(994.6)	(994.1)
Proceeds received upon disposition of discontinued operation	—	1,055.6
Other investing activities, net	(15.7)	25.8
Net cash used by investing activities of discontinued operation	—	(51.7)
Net cash used by investing activities	(6,278.2)	(31.5)

Cash flows from financing activities:
Borrowings of debt	8,845.2	1,311.9
Repayments and repurchases of debt and capital lease obligations	(7,339.3)	(1,858.5)
Decrease in restricted cash related to the Virgin Media Acquisition	3,594.4	—
Decrease in restricted cash related to the Telenet Tender	1,539.7	—
Distributions by subsidiaries to noncontrolling interests	(524.4)	(84.9)
Purchase of additional Telenet shares	(454.5)	—
Repurchase of Liberty Global and LGI shares	(346.4)	(428.1)
Payment of financing costs and debt premiums	(341.0)	(29.2)
Payment of net settled employee withholding taxes on share-based incentive awards	(34.6)	(28.4)
Other financing activities, net	76.6	(27.2)
Net cash provided (used) by financing activities	5,015.7	(1,144.4)

Effect of exchange rate changes on cash:
Continuing operations	2.4	(11.9)
Discontinued operation	—	(9.5)
Total	2.4	(21.4)

Net increase in cash and cash equivalents:
Continuing operations	86.1	257.6
Discontinued operation	—	—
Net increase in cash and cash equivalents	86.1	257.6

Cash and cash equivalents:
Beginning of period	2,038.9	1,651.2
End of period	$2,125.0	$1,908.8

Cash paid for interest:
Continuing operations	$886.2	$771.3
Discontinued operation	—	29.0
Total	$886.2	$800.3

Net cash paid (refunded) for taxes - continuing operations	$60.8	$(12.4)

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three and six months ended June 30, 2013, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. All of our reportable segments also provide business-to-business services and certain of our reportable segments provide mobile services. During the second quarter of 2013, certain changes have been made to our segment presentation, including presenting our Belgium (Telenet) segment within our European Operating Division. All such changes have been made retroactively. For additional information, see note 13 to the condensed consolidated financial statements included in our June 30, 2013 Quarterly Report on Form 10-Q.

At June 30, 2013, our operating segments in the European Operations Division provided broadband communications services in 12 European countries and direct-to-home satellite (“DTH”) services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Virgin Media and Telenet provide video, broadband internet, fixed-line telephony and mobile services in the U.K. and Belgium, respectively. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The European Operations Division's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within the European Operations Division. In Chile, the VTR Group includes VTR, which provides video, broadband internet and fixed-line telephony services, and VTR Wireless, which provides mobile services through a combination of its own wireless network and certain third-party wireless access arrangements. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) programming and other services primarily in Europe and Latin America and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2013, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 and 2013 in our rebased amounts for the three and six months ended June 30, 2012 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2013 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2012 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2013. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended June 30, 2012 include Virgin Media, OneLink and four small entities. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the six months ended June 30, 2012 include Virgin Media, OneLink and five small entities. We have reflected the revenue and OCF of the acquired entities in our 2012 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
United Kingdom (Virgin Media)	$401.3	$—	$401.3	N.M.	(0.7)
Germany (Unitymedia KabelBW)	624.6	566.2	58.4	10.3	8.3
Belgium (Telenet)	534.4	466.2	68.2	14.6	12.5
The Netherlands	303.2	303.7	(0.5)	(0.2)	(2.0)
Switzerland	323.9	313.0	10.9	3.5	4.1
Other Western Europe	219.6	208.5	11.1	5.3	3.4
Total Western Europe	2,407.0	1,857.6	549.4	29.6	5.2
Central and Eastern Europe	281.5	275.0	6.5	2.4	0.2
Central and other	31.3	28.9	2.4	8.3	*
Total European Operations Division	2,719.8	2,161.5	558.3	25.8	4.7
Chile (VTR Group)	252.7	226.8	25.9	11.4	9.0
Corporate and other	210.5	149.0	61.5	41.3	*
Intersegment eliminations	(21.1)	(12.8)	(8.3)	N.M.	*
Total	$3,161.9	$2,524.5	$637.4	25.2	4.4

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					5.2
Virgin Media (for full period)					0.6
Combined (with Virgin Media for full period)					3.5

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
United Kingdom (Virgin Media)	$401.3	$—	$401.3	N.M.	(0.7)
Germany (Unitymedia KabelBW)	1,242.8	1,126.9	115.9	10.3	8.9
Belgium (Telenet)	1,070.6	943.7	126.9	13.4	12.0
The Netherlands	618.0	614.4	3.6	0.6	(0.7)
Switzerland	649.9	626.3	23.6	3.8	4.5
Other Western Europe	442.2	420.4	21.8	5.2	3.9
Total Western Europe	4,424.8	3,731.7	693.1	18.6	6.1
Central and Eastern Europe	569.3	555.9	13.4	2.4	0.6
Central and other	63.3	57.1	6.2	10.9	*
Total European Operations Division	5,057.4	4,344.7	712.7	16.4	5.5
Chile (VTR Group)	503.1	451.3	51.8	11.5	8.4
Corporate and other	409.7	300.0	109.7	36.4	*
Intersegment eliminations	(41.6)	(35.5)	(6.1)	N.M.	*
Total	$5,929.6	$5,061.5	$868.1	17.2	5.1

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					5.5
Virgin Media (for full period)					1.9
Combined (with Virgin Media for full period)					4.2
* - Omitted; N.M. - Not Meaningful

Operating Cash Flow	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
United Kingdom (Virgin Media)	$175.3	$—	$175.3	N.M.	(3.1)
Germany (Unitymedia KabelBW)	369.4	334.2	35.2	10.5	8.6
Belgium (Telenet)	269.2	236.9	32.3	13.6	11.5
The Netherlands	171.1	178.8	(7.7)	(4.3)	(5.9)
Switzerland	189.2	179.2	10.0	5.6	6.1
Other Western Europe	105.6	95.9	9.7	10.1	8.4
Total Western Europe	1,279.8	1,025.0	254.8	24.9	4.9
Central and Eastern Europe	135.1	134.9	0.2	0.1	(1.8)
Central and other	(54.4)	(43.0)	(11.4)	(26.5)	*
Total European Operations Division	1,360.5	1,116.9	243.6	21.8	3.5
Chile (VTR Group)	86.8	75.3	11.5	15.3	12.8
Corporate and other	2.4	2.7	(0.3)	N.M.	*
Total	$1,449.7	$1,194.9	$254.8	21.3	2.8

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.7
Virgin Media (for full period)					3.8
Combined (with Virgin Media for full period)					3.7

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
United Kingdom (Virgin Media)	$175.3	*	$175.3	*	(3.1)
Germany (Unitymedia KabelBW)	729.4	657.2	72.2	11.0	9.6
Belgium (Telenet)	516.7	472.7	44.0	9.3	8.0
The Netherlands	355.9	361.5	(5.6)	(1.5)	(2.8)
Switzerland	371.4	356.2	15.2	4.3	5.0
Other Western Europe	210.4	194.5	15.9	8.2	6.9
Total Western Europe	2,359.1	2,042.1	317.0	15.5	5.3
Central and Eastern Europe	275.7	272.5	3.2	1.2	(0.6)
Central and other	(100.0)	(80.0)	(20.0)	(25.0)	*
Total European Operations Division	2,534.8	2,234.6	300.2	13.4	4.0
Chile (VTR Group)	172.0	150.5	21.5	14.3	11.2
Corporate and other	12.5	5.4	7.1	N.M.	*
Total	$2,719.3	$2,390.5	$328.8	13.8	3.4

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.9
Virgin Media (for full period)					6.0
Combined (with Virgin Media for full period)					4.6

* - Omitted; N.M. - Not Meaningful

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, depreciation and amortization, provisions for litigation and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	in millions
Total segment operating cash flow from continuing operations	$1,449.7	$1,194.9	$2,719.3	$2,390.5
Share-based compensation expense	(93.9)	(35.6)	(120.7)	(63.3)
Depreciation and amortization	(864.3)	(668.7)	(1,557.4)	(1,339.4)
Impairment, restructuring and other operating items, net	(46.3)	(11.6)	(70.6)	(14.5)
Operating income	$445.2	$479.0	$970.6	$973.3

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at June 30, 2013:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and its non-operating subsidiaries	$1,663.0	$26.3	$1,689.3	$1,421.3
Virgin Media	13,098.7	370.2	13,468.9	415.8
UPC Holding (excluding VTR Group)	12,730.9	30.6	12,761.5	41.6
Unitymedia KabelBW	7,281.0	910.7	8,191.7	18.7
Telenet	4,602.3	422.2	5,024.5	148.3
Liberty Puerto Rico	657.8	0.5	658.3	6.0
VTR Group[3]	109.4	0.4	109.8	50.9
Other operating subsidiaries	0.2	—	0.2	22.4
Total Liberty Global	$40,143.3	$1,760.9	$41,904.2	$2,125.0

Property and Equipment Additions and Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	in millions, except % amounts
Customer premises equipment	$209.4	$258.9	$452.2	$466.3
Scalable infrastructure	160.8	92.2	236.2	171.6
Line extensions	104.6	62.3	172.0	126.9
Upgrade/rebuild	95.0	91.1	169.8	175.7
Support capital	165.7	93.4	236.3	163.6
Other, including Chellomedia	2.4	2.2	7.2	3.4
Property and equipment additions	737.9	600.1	1,273.7	1,107.5
Assets acquired under capital-related vendor financing arrangements	(145.5)	(67.2)	(221.6)	(91.9)
Assets acquired under capital leases	(26.6)	(14.3)	(44.9)	(27.0)
Changes in current liabilities related to capital expenditures	(75.5)	(45.8)	(12.6)	5.5
Total capital expenditures[4]	$490.3	$472.8	$994.6	$994.1
Property and equipment additions as % of revenue	23.3%	23.8%	21.5%	21.9%
Capital expenditures as % of revenue	15.5%	18.7%	16.8%	19.6%

_______________

1	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

2	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

3	Of these amounts, VTR Wireless accounts for $109 million of the debt and $11 million of the cash of the VTR Group.

4
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless mobile initiative and certain costs associated with the Virgin Media Acquisition. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	in millions
Net cash provided by operating activities of continuing operations	$788.5	$638.9	$1,346.2	$1,393.7
Excess tax benefits from share-based compensation[5]	(0.8)	9.5	0.5	10.0
Cash payments for direct acquisition costs[6]	30.7	1.5	39.2	14.4
Capital expenditures	(490.3)	(472.8)	(994.6)	(994.1)
Principal payments on vendor financing obligations	(130.4)	(24.7)	(167.4)	(26.7)
Principal payments on certain capital leases	(5.1)	(3.1)	(8.2)	(6.1)
FCF	$192.6	$149.3	$215.7	$391.2

FCF	$192.6	$149.3	$215.7	$391.2
Virgin Media Acquisition adjustments[7]	32.3	—	32.3	—
FCF deficit of VTR Wireless	34.0	36.9	78.4	74.3
Adjusted FCF	$258.9	$186.2	$326.4	$465.5

Virgin Media FCF Using Liberty Global's Definitions and Reconciliations
	6/8/13- 6/30/13	4/1/13- 6/7/13	Q1 2013	Q2 2012	Q1 2012
	in millions
Net cash provided (used) by operating activities of continuing operations	$(77.0)	$433.8	$472.3	$364.8	$416.8
Cash payments for direct acquisition costs[6]	0.5	76.7	3.3	—	—
Capital expenditures	(59.3)	(213.9)	(269.2)	(293.3)	(288.1)
Principal payments on certain capital leases	(0.7)	(34.4)	(35.0)	(45.7)	(33.5)
Virgin Media Consolidated FCF	$(136.5)	$262.2	$171.4	$25.8	$95.2

Pre-acquisition costs of new Virgin Media capital structure	19.8	—	—	—	—
Virgin Media Consolidated Adjusted FCF	$(116.7)	$262.2	$171.4	$25.8	$95.2

_______________

5
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

6    Represents costs paid during the period to third parties directly related to acquisitions.

7
Represents costs associated with the Virgin Media Acquisition consisting of (i) cash paid of $19.8 million during the period related to the pre-acquisition costs of the new Virgin Media capital structure and (ii) cash paid of $12.5 million during the period for withholding taxes associated with certain intercompany transactions completed in connection with the Virgin Media Acquisition.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship8 for the indicated periods:

	Three months ended June 30,			FX Neutral
	2013	2012	% Change	% Change[9]
Liberty Global Consolidated	€40.74	€35.97	13.3%	11.5%
European Operations Consolidated	€29.62	€26.63	11.2%	11.6%
U.K. (Virgin Media)	£48.66	£—	—	—
Germany (Unitymedia KabelBW)	€20.24	€18.57	9.0%	9.0%
Belgium (Telenet)	€48.06	€46.02	4.4%	4.4%
Other Europe	€28.87	€28.16	2.5%	3.2%
VTR	CLP 31,268	CLP 30,681	1.9%	1.9%
Mobile Statistics10
The following tables provide ARPU per mobile subscriber11 and mobile subscribers12 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended June 30,			FX Neutral
Liberty Global Consolidated :	2013	2012	% Change	% Change[9]
Excluding interconnect revenue	$20.30	$19.03	6.7%	4.7%
Including interconnect revenue	$26.58	$22.98	15.7%	13.5%

	Mobile Subscribers
	June 30, 2013	March 31, 2013
European Operations:
U.K. (Virgin Media)	3,026,600	—
Germany (Unitymedia KabelBW)	190,500	152,800
Belgium (Telenet)	674,900	625,000
The Netherlands	3,500	3,300
Total Western Europe	3,895,500	781,100
Poland	23,300	27,600
Hungary	5,100	4,100
Total CEE	28,400	31,700
Total European Operations	3,923,900	812,800

VTR (Chile)	140,100	140,600
Grand Total	4,064,000	953,400
________________________

8
Our ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the European Operations and Liberty Global Consolidated are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods prior to January 1, 2013 have not been restated to reflect the April 1, 2013 change in our reporting of DSL internet and telephony RGUs in Austria, which we no longer include in our ARPU calculations.

9
The FX neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

10
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country

11
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

12	Our June 30, 2013, mobile subscriber counts for the U.K. and Chile include 1,233,500 and 97,000 prepaid mobile subscribers, respectively.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at June 30, 2013, March 31, 2013 and June 30, 2012:13

	June 30, 2013	March 31, 2013	June 30, 2012	Q3’13 / Q1’13 (% Change)	Q2’13 / Q2’12 (% Change)
Total RGUs
Total Video RGUs	21,877,900	18,210,300	18,312,100	20.1%	19.5%
Total Broadband Internet RGUs	13,881,600	9,488,300	8,711,300	46.3%	59.4%
Total Telephony RGUs	11,772,100	7,513,300	6,792,200	56.7%	73.3%
Liberty Global Consolidated	47,531,600	35,211,900	33,815,600	35.0%	40.6%

Total Customers
European Operations Division	23,019,000	16,198,400	16,214,400	42.1%	42.0%
VTR	1,182,900	1,167,900	1,121,100	1.3%	5.5%
Other	272,100	273,200	123,600	(0.4%)	120.1%
Liberty Global Consolidated	24,474,000	17,639,500	17,459,100	38.7%	40.2%

Total Single-Play Customers	10,954,400	10,466,600	11,033,900	4.7%	(0.7%)
Total Double-Play Customers	3,981,600	3,092,000	2,950,500	28.8%	34.9%
Total Triple-Play Customers	9,538,000	6,187,100	5,626,900	54.2%	69.5%

% Double-Play Customers
European Operations Division	15.9%	13.2%	12.8%	20.5%	24.2%
VTR	20.9%	20.8%	20.3%	0.5%	3.0%
Liberty Global Consolidated	16.3%	17.5%	16.9%	(6.9%)	(3.6%)

% Triple-Play Customers
European Operations Division	38.7%	29.0%	26.2%	33.4%	47.7%
VTR	46.5%	46.0%	47.0%	1.1%	(1.1%)
Liberty Global Consolidated	39.0%	35.1%	32.2%	11.1%	21.1%

RGUs per Customer Relationship
European Operations Division	1.93	1.71	1.65	12.9%	17.0%
VTR	2.14	2.13	2.14	0.5%	—
Liberty Global Consolidated	1.94	1.78	1.72	9.0%	12.8%

_______________

13
Both the March 31, 2013 and June 30, 2012 amounts do not include the impact of the Virgin Media Acquisition and the June 30, 2012     amounts do not include the impact of the November 8, 2012 OneLink transaction in Puerto Rico.

	Consolidated Operating Data — June 30, 2013
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

European Operations Division:
U.K.	12,490,200	12,490,200	4,879,300	12,237,300	—	3,765,800	—	—	3,765,800	12,349,600	4,306,400	12,354,100	4,165,100
Germany	12,598,300	12,191,900	7,067,200	11,438,700	4,459,800	2,189,700	—	—	6,649,500	12,191,900	2,403,800	12,191,900	2,385,400
Belgium	2,881,300	2,881,300	2,097,600	4,519,700	644,300	1,453,300	—	—	2,097,600	2,881,300	1,424,700	2,881,300	997,400
The Netherlands(13)	2,830,800	2,817,200	1,674,400	3,675,900	578,100	1,094,000	—	—	1,672,100	2,830,200	1,042,600	2,827,200	961,200
Switzerland(13)	2,090,900	1,841,300	1,465,300	2,500,000	808,200	617,000	—	—	1,425,200	2,309,400	636,100	2,309,400	438,700
Austria(14)	1,317,700	1,301,700	640,800	1,279,500	186,300	340,800	—	—	527,100	1,301,700	418,300	1,301,700	334,100
Ireland	861,600	744,600	535,700	1,021,600	56,900	335,500	—	42,000	434,400	744,600	321,300	729,100	265,900
Total Western Europe	35,070,800	34,268,200	18,360,300	36,672,700	6,733,600	9,796,100	—	42,000	16,571,700	34,608,700	10,553,200	34,594,700	9,547,800
Poland	2,684,600	2,560,900	1,449,500	2,657,000	462,000	809,500	—	—	1,271,500	2,560,900	880,000	2,553,200	505,500
Hungary	1,531,400	1,516,000	1,036,800	1,795,700	276,600	350,600	253,900	—	881,100	1,516,000	498,800	1,518,400	415,800
Romania	2,255,300	1,968,400	1,153,700	1,749,700	396,000	442,700	309,600	—	1,148,300	1,968,400	349,700	1,968,400	251,700
Czech Republic	1,349,900	1,241,600	731,800	1,192,500	71,700	389,600	104,600	—	565,900	1,241,600	438,800	1,241,400	187,800
Slovakia	496,700	466,500	286,900	428,700	71,200	129,200	58,400	700	259,500	435,900	107,500	434,100	61,700
Total CEE	8,317,900	7,753,400	4,658,700	7,823,600	1,277,500	2,121,600	726,500	700	4,126,300	7,722,800	2,274,800	7,715,500	1,422,500
Total Europe	43,388,700	42,021,600	23,019,000	44,496,300	8,011,100	11,917,700	726,500	42,700	20,698,000	42,331,500	12,828,000	42,310,200	10,970,300

VTR	2,887,400	2,361,300	1,182,900	2,529,500	147,700	825,400	—	—	973,100	2,361,300	867,100	2,353,400	689,300
Puerto Rico	704,200	704,200	272,100	505,800	—	206,800	—	—	206,800	704,200	186,500	704,200	112,500

Grand Total	46,980,300	45,087,100	24,474,000	47,531,600	8,158,800	12,949,900	726,500	42,700	21,877,900	45,397,000	13,881,600	45,367,800	11,772,100

	Subscriber Variance Table - June 30, 2013 vs. March 31, 2013
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

European Operations Division:
U.K.	12,490,200	12,490,200	4,879,300	12,237,300	—	3,765,800	—	—	3,765,800	12,349,600	4,306,400	12,354,100	4,165,100
Germany	15,800	17,100	7,900	129,100	(29,600)	11,900	—	—	(17,700)	17,100	84,700	17,100	62,100
Belgium	6,200	6,200	(8,600)	16,600	(28,800)	20,200	—	—	(8,600)	6,200	15,500	6,200	9,700
The Netherlands(13)	2,700	2,300	(24,700)	(6,700)	(29,500)	4,700	—	—	(24,800)	2,600	6,400	2,400	11,700
Switzerland(13)	13,200	5,800	(6,300)	7,300	(12,000)	4,000	—	—	(8,000)	6,600	9,300	6,600	6,000
Austria(14)	2,200	2,200	(88,300)	(131,200)	(5,600)	1,500	—	—	(4,100)	2,200	(74,800)	2,200	(52,300)
Ireland	(1,400)	2,500	(4,600)	9,000	(3,000)	(2,900)	—	(1,900)	(7,800)	2,500	5,600	5,200	11,200
Total Western Europe	12,528,900	12,526,300	4,754,700	12,261,400	(108,500)	3,805,200	—	(1,900)	3,694,800	12,386,800	4,353,100	12,393,800	4,213,500
Poland	12,400	16,500	(16,600)	2,100	(32,400)	12,100	—	—	(20,300)	16,500	5,200	18,400	17,200
Romania	3,200	4,800	1,300	11,700	(11,600)	8,200	3,300	—	(100)	4,800	5,200	4,800	6,600
Hungary	170,000	252,600	(15,900)	(500)	(13,300)	7,600	(10,200)	—	(15,900)	252,600	6,500	314,400	8,900
Czech Republic	3,100	3,200	(8,400)	(12,400)	500	(8,100)	(1,100)	—	(8,700)	3,200	(1,100)	3,100	(2,600)
Slovakia	500	700	(700)	(300)	(6,500)	2,900	1,800	—	(1,800)	1,000	1,200	900	300
Total CEE	189,200	277,800	(40,300)	600	(63,300)	22,700	(6,200)	—	(46,800)	278,100	17,000	341,600	30,400
Total Europe	12,718,100	12,804,100	4,714,400	12,262,000	(171,800)	3,827,900	(6,200)	(1,900)	3,648,000	12,664,900	4,370,100	12,735,400	4,243,900

VTR (Chile)	19,600	23,900	15,000	43,700	(7,300)	25,500	—	—	18,200	23,900	20,600	24,000	4,900
Puerto Rico	1,200	1,200	(1,100)	14,000	—	1,400	—	—	1,400	1,200	2,600	1,200	10,000

Grand Total	12,738,900	12,829,200	4,728,300	12,319,700	(179,100)	3,854,800	(6,200)	(1,900)	3,667,600	12,690,000	4,393,300	12,760,600	4,258,800

ORGANIC CHANGE SUMMARY:
Europe (excel. U.K., DE and BE)	30,500	58,800	(70,500)	25,700	(113,400)	30,000	2,500	(1,900)	(82,800)	60,200	43,800	64,300	64,700
U.K.	5,500	5,500	(22,800)	(37,800)	—	(10,000)	—	—	(10,000)	6,000	(18,100)	5,600	(9,700)
Germany	15,800	17,100	7,900	129,100	(27,500)	9,800	—	—	(17,700)	17,100	84,700	17,100	62,100
Belgium	6,200	6,200	(8,600)	16,600	(28,800)	20,200	—	—	(8,600)	6,200	15,500	6,200	9,700
Total Europe	58,000	87,600	(94,000)	133,600	(169,700)	50,000	2,500	(1,900)	(119,100)	89,500	125,900	93,200	126,800
Chile	19,600	23,900	15,000	43,700	(7,300)	25,500	—	—	18,200	23,900	20,600	24,000	4,900
Puerto Rico	1,200	1,200	(1,100)	14,000	—	1,400	—	—	1,400	1,200	2,600	1,200	10,000
Total Organic Change	78,800	112,700	(80,100)	191,300	(177,000)	76,900	2,500	(1,900)	(99,500)	114,600	149,100	118,400	141,700

Q2 2013 ADJUSTMENTS:
Virgin Media Acquisition	12,484,700	12,484,700	4,902,100	12,275,100	—	3,775,800	—	—	3,775,800	12,343,600	4,324,500	12,348,500	4,174,800
Romania adjustments	166,900	232,600	(8,700)	(8,700)	—	—	(8,700)	—	(8,700)	232,600	—	294,500	—
Switzerland adjustments	10,000	—	—	—	—	—	—	—	—	—	—	—	—
Germany adjustments	—	—	—	—	(2,100)	2,100	—	—	—	—	—	—	—
Hungary adjustments	(1,500)	(800)	—	—	—	—	—	—	—	(800)	—	(800)	—
Austria adjustments(14)	—	—	(85,000)	(138,000)	—	—	—	—	—	—	(80,300)	—	(57,700)
Net Adjustments	12,660,100	12,716,500	4,808,400	12,128,400	(2,100)	3,777,900	(8,700)	—	3,767,100	12,575,400	4,244,200	12,642,200	4,117,100

Net Adds (Reductions)	12,738,900	12,829,200	4,728,300	12,319,700	(179,100)	3,854,800	(6,200)	(1,900)	3,667,600	12,690,000	4,393,300	12,760,600	4,258,800

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) we do not report homes passed for Switzerland's and the Netherlands' partner networks

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2013 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers in the U.K., Belgium, Germany, Chile, Poland, Hungary and the Netherlands of 3,026,600, 674,900, 190,500, 140,100, 23,300, 5,100 and 3,500, respectively. Our mobile subscriber count represents the number of active SIM cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint and the use of purchased digital set-top boxes in Belgium. In Europe, we have approximately 368,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 168,600 asymmetric digital subscriber line (“ADSL”) subscribers within our U.K. segment and 78,300 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 20,200 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 114,100 and 56,500 subscribers within our segments in the U.K. and Austria, respectively, that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. These estimates may change in future periods as more accurate information becomes available. At June 30, 2013, Switzerland's partner networks account for 129,400 Customer Relationships, 250,600 RGUs, 93,400 Digital Cable Subscribers, 468,100 Internet and Telephony Homes Serviceable, 91,500 Internet Subscribers, and 65,700 Telephony Subscribers. In addition, partner networks account for 439,300 of Switzerland's digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2013 subscriber table.

(14)
In connection with the Virgin Media Acquisition, we began excluding, effective April 1, 2013, our DSL internet RGUs and DSL telephony RGUs in Austria from our Internet Subscriber and Telephony Subscriber counts, consistent with how we are treating similar DSL subscribers of our U.K. segment.

Additional General Notes to Tables:
All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.